Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

August 10, 2011

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR SECOND QUARTER 2011

MINNEAPOLIS – August 10, 2011 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months and six months ended July 3, 2011.

Second Quarter Results

Net earnings for the second quarter of 2011 were $9.5 million, compared to $3.9 million in the second quarter of 2010. Earnings from operations were $15.8 million for the second quarter of 2011 compared to a loss from operations of $3.5 million for the second quarter of 2010. Basic and diluted earnings were $0.36 per share for the second quarter of 2011 compared to $0.15 per share for the second quarter of 2010.

Lakes Entertainment reported second quarter 2011 revenues of $28.2 million, compared to prior-year second quarter revenues of $4.8 million. During the second quarter of 2011, the Pokagon Band of Potawatomi Indians (“Pokagon Band”) exercised its right to buy out the remaining term of the Third Amended and Restated Management Agreement (“Management Agreement”) between the Pokagon Band and Lakes for the management of the Four Winds Casino Resort, which was scheduled to expire on August 1, 2012. Pursuant to the Buy-Out and Termination Agreement (“Buy-Out Agreement”), on June 30, 2011, the Pokagon Band paid to Lakes a buy-out fee of approximately $24.5 million. The Buy-Out Agreement terminated the Management Agreement resulting in Lakes having no further obligations or responsibilities with respect to the Four Winds Casino Resort. The Buy-Out Agreement was the primary reason for the increase in revenues and net earnings during the second quarter of 2011 compared to the second quarter of 2010.

For the second quarter of 2011, Lakes’ selling, general and administrative expenses decreased in comparison to the second quarter of 2010 by approximately $1.0 million to $2.3 million. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees, all of which decreased compared to the prior year period.

Lakes recognized impairment losses of $0.6 million during the second quarter of 2011 compared to $0.7 million in the prior-year period. Impairment losses in the second quarters of 2011 and 2010 were due primarily to continued uncertainty surrounding the completion of the project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California.

Net unrealized losses on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the second quarter of 2011, net unrealized losses on notes receivable were $0.1 million, compared to $1.5 million in the prior year period. The net unrealized losses in the second quarters of 2011 and 2010 were related to the project with the Jamul Tribe due primarily to ongoing issues in the credit markets.

Amortization of intangible assets related to the operating casinos was $9.2 million for the second quarter of 2011 compared to $2.8 million for the second quarter of 2010. The increase in amortization costs related primarily to the Buy-Out Agreement with the Pokagon Band which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

Other income (expense), net for the second quarter of 2011 was $1.3 million compared to $1.8 million for the second quarter of 2010, a significant portion of which relates to non-cash interest income.

The income tax provision for the second quarter of 2011 was $7.7 million compared to a tax benefit of $5.6 million for the second quarter of 2010. Lakes’ income tax provision in the current year quarter consists primarily of current income tax provision. Lakes’ income tax benefit in the prior year period consisted primarily of current income tax benefit.

Six Month Results

Net earnings for the six months ended July 3, 2011 were $10.9 million, compared to a net loss of $0.8 million for the six months ended July 4, 2010. Earnings from operations were $16.9 million for the first six months of 2011 compared to a loss from operations of $3.5 million for the first six months of 2010. Basic and diluted earnings were $0.41 per share for the six months ended July 3, 2011 compared to losses of $0.03 per share for the six months ended July 4, 2010.

Lakes Entertainment reported revenues of $34.1 million for the six months ended July 3, 2011, compared to prior-year period revenues of $11.8 million. The increase in revenues and net earnings was primarily the result of the previously discussed Buy-Out Agreement between the Pokagon Band and Lakes during the second quarter of 2011, which resulted in a buy-out fee to Lakes of approximately $24.5 million.

For the first six months of 2011, Lakes’ selling, general and administrative expenses were $4.9 million compared to $6.5 million for the first six months of 2010. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees, all of which decreased compared to the prior year period.

Lakes recognized impairment losses of $1.5 million and $3.4 million, during the six months ended July 3, 2011 and the six months ended July 4, 2010, respectively. The current year losses relate primarily to the continued uncertainty surrounding the completion of the Jamul project. The prior year losses related to the termination of the agreements with the Iowa Tribe as well as losses related to the continued uncertainty surrounding the completion of the Jamul project.

For the six months ended July 3, 2011, net unrealized gains on notes receivable were $0.6 million, compared to $0.3 million in the prior year period. The net unrealized gains in the current year relate to the Jamul Tribe due primarily to ongoing volatility in the credit markets. The net unrealized gains in the prior year period included gains related to the Iowa Tribe of $0.9 million which resulted from the previously announced termination agreement with the Iowa Tribe in May 2010. Partially offsetting the prior year gains were losses related to the Jamul Tribe of $0.6 million, due primarily to ongoing issues in the credit markets.

Amortization of intangible assets related to the operating casinos was $11.2 million for the first six months of 2011 compared to $5.6 million for the first six months of 2010. The increase in amortization costs related primarily to the Buy-Out Agreement with the Pokagon Band which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

Other income (expense), net for the first six months of 2011 was $2.6 million compared to $3.3 million for the first six months of 2010, a significant portion of which relates to non-cash interest income.

The income tax provision for the six months ended July 3, 2011 was $8.7 million compared to $0.6 million for the six months ended July 4, 2010. Lakes income tax provision for the current year period consists primarily of current income tax provision.

Lyle Berman, Chief Executive Officer of Lakes stated, “In conjunction with the buy-out of our management agreement for the Four Winds Casino Resort during the second quarter of 2011, we received a cash payment of approximately $24.5 million. Earlier this month we made an additional $7.4 million investment in Rock Ohio Ventures, LLC and its casino developments in Cincinnati and Cleveland. As a result, our total investment in Rock Ohio is now approximately $15.8 million and we look forward to continuing our involvement with these casino projects as they progress. We will continue to evaluate options to utilize our remaining capital in the most effective way to increase shareholder value”

Further commenting, Tim Cope, President and Chief Financial Officer of Lakes stated, “I would like to again thank the Pokagon Band for a great working relationship over the past several years and wish them continued success. We remain focused on the results of the Red Hawk Casino as we continue to assist the Shingle Springs Tribal Gaming Authority in the best possible manner.” Mr. Cope continued, “We are committed to achieving additional operating efficiencies at the corporate level and to being properly positioned for future projects.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently has development and management or financing agreements with two separate Bands for casino operations in California, for a total of two separate casino sites. Lakes is currently managing the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the licensing of table games to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 3, 2011	January 2, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$60,386	$45,233
Accounts receivable	20	1,696
Current portion of notes receivable from Indian casino projects	876	2,405
Other	1,184	1,983

Total current assets	62,466	51,317

Property and equipment, net	4,998	5,103

Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	32,583	31,192
Notes receivable at fair value	12,201	11,129
Intangible assets	4,713	15,873
Management fee receivable and other	7,518	6,155

Total long-term assets related to Indian casino projects	57,015	64,349

Other assets:
Investment in unconsolidated investee	8,354	2,367
Land held for development	3,470	3,470
Other	130	40

Total other assets	11,954	5,877

Total assets	$136,433	$126,646

Liabilities and shareholders’ equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$963	$1,326
Income taxes payable	7,545	7,822
Other	1,607	1,683

Total current liabilities	10,115	10,831

Long-term contract acquisition costs payable, net	5,119	5,830

Total liabilities	15,234	16,661

Total shareholders’ equity	121,199	109,985

Total liabilities and shareholders’ equity	$136,433	$126,646

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Earnings (Loss)

(In thousands, except per share data)

	Three months ended		Six months ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Revenues:
Management fees	$28,085	$4,784	$33,920	$11,721
License fees and other	72	18	130	35

Total revenues	28,157	4,802	34,050	11,756

Costs and expenses:
Selling, general and administrative	2,286	3,253	4,942	6,488
Impairment losses - other	635	707	1,509	3,371
Amortization of intangible assets related to operating casinos	9,217	2,785	11,160	5,570
Depreciation	55	66	112	131

Total costs and expenses	12,193	6,811	17,723	15,560

Net unrealized gains (losses) on notes receivable	(124)	(1,458)	618	312

Earnings (loss) from operations	15,840	(3,467)	16,945	(3,492)

Other income (expense):
Interest income	1,513	1,847	2,981	4,094
Interest expense	(321)	(545)	(642)	(1,232)
Equity in loss of unconsolidated investee	—	(37)	—	(64)
Other	120	560	240	488

Total other income, net	1,312	1,825	2,579	3,286

Earnings (loss) before income taxes	17,152	(1,642)	19,524	(206)
Income taxes (benefit)	7,667	(5,551)	8,659	572

Net earnings (loss)	$9,485	$3,909	$10,865	$(778)

Weighted-average common shares outstanding
Basic	26,406	26,369	26,404	26,367
Diluted	26,431	26,426	26,429	26,367
Earnings (loss) per share
Basic	$0.36	$0.15	$0.41	$(0.03)
Diluted	$0.36	$0.15	$0.41	$(0.03)